EXHIBIT 23.1

Consent of Independent Auditors

     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-44562, 333-80931, 333-53083 and 333-92080) pertaining to (i) the 1997 Equity Incentive Plan, (ii) the Employee Stock Purchase Plan, and (iii) the 1997 Non-Employee Directors’ Stock Option Plan, and in the Registration Statement (Form S-3 No. 333-60135) and related Prospectus, of our report dated February 5, 2003, except as to Note 12, as to which the date is April 1, 2003, and except as to Note 2, as to which the date is May 20, 2003, with respect to the financial statements of TherImmune Research Corporation included in the Current Report on Form 8-K of Gene Logic Inc. dated June 2, 2003.

/S/ REZNICK FEDDER & SILVERMAN

Bethesda, Maryland
June 2, 2003